Exhibit 5.1

767 Fifth Avenue

New York, New York 10153

April 12, 2004

Elizabeth Arden, Inc.

14100 N.W. 60th Avenue

Miami Lakes, Florida 33014

Ladies and Gentlemen:

We have acted as counsel to Elizabeth Arden, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-4, Registration No. 333-113261 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended, relating to $225,000,000 aggregate principal amount of the Company’s 7¾% Senior Subordinated Notes due 2014 (the “Notes”) and the accompanying guarantees (the “Guarantees”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture (including the Guarantees provided therein) dated as of January 13, 2004, between the Company, each of the Company’s domestic subsidiaries named in Schedule 1 hereto (the “Subsidiary Guarantors”) and HSBC Bank USA, as trustee (the “Trustee”), pursuant to which the Notes will be issued (the “Indenture”), the form of the Notes attached as Exhibit 4.3 to the Registration Statement, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Subsidiary Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Subsidiary Guarantors.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Notes are duly and validly authorized by the Company, and, when duly executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The Guarantees are duly and validly authorized by each of the Subsidiary Guarantors, and, when duly executed on behalf of each of the Subsidiary Guarantors and when the Notes are duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of each of the Subsidiary Guarantors, enforceable against each of the Subsidiary Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the States of Florida and Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Schedule 1

GUARANTORS

DF Enterprises, Inc.

Elizabeth Arden (Financing), Inc.

Elizabeth Arden International Holding, Inc.

Elizabeth Arden Travel Retail, Inc.

FD Management, Inc.

RDEN Management, Inc.